Exhibit 99.1

IMAC Holdings Announces Leadership Succession

Faith Zaslavsky appointed as CEO to succeed Jeff Ervin

FRANKLIN, Tenn., May 24, 2024 (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (Nasdaq: BACK) (“IMAC”) today announced leadership transitions to the board of directors and executive team. Faith Zaslavsky has been appointed chief executive officer, succeeding Jeff Ervin, to lead newly acquired assets in the proteomics and precision medicine industry.

“I am excited and honored to join IMAC and continue the mission that Jeff and team created, which is focused on providing better outcomes for patients,” said Ms. Zaslavsky. “In the 23 years of working in the genomic space, I have never been more excited about a product and the brilliant and dynamic individuals who have worked hard to bring this cutting-edge technology to patients and providers. Our technology and the people behind it create a game changing advancement in precision medicine by providing physicians the ability to create a highly specific and personalized treatment plan for patients facing the cancer journey.”

Ms. Zaslavsky previously served as COO and CEO at Theralink Technologies. Prior to Theralink, Ms. Zaslavsky served as President of Oncology for Myriad Genetics. Her responsibilities have included overseeing all commercials functions which include leading Medical Services, Medical Affairs, National and Enterprise Accounts, and Sales and Marketing. She has spent 23 years leading and transforming teams, designing solutions for physicians to support care, and advocating for patients facing a journey with cancer. She also serves on the American Society of Breast Surgeons Foundation Board of Directors.

The RPPA technology acquired has proven through multiple clinical trials to be a superior indicator of the presence of key biomarkers associated with drug selection in Breast Cancer and other cancers. BACK is poised to continue the progress of this technology and establish RPPA as an essential test for all breast cancer patients and many other cancers and other conditions in the near future.

“IMAC has delivered innovative treatments for predictable and safe outcomes to patients since its inception, and I am excited that will continue in the oncology specialty for physicians seeking optimal care for patients with advanced breast cancer,” said Mr. Ervin. “Faith has a tremendous passion for patients and the experience to lead this exceptional technology into commercialization.”

The board of directors will consist of three independent board members effective today. The board accepted the resignation of BACK co-founders Dr. Matt Wallis and Mr. Ervin from the board. Mr. Ervin will serve as a transition consultant.

About IMAC Holdings, Inc.

IMAC Holdings, Inc. is a clinical research and commercialization company. The Company is focused on innovative medical advancements and care in the oncology and neurological medical specialties. The Company’s technology, through its patented phosphoprotein and protein biomarker platform and lab developed tests (LDTs), targets multiple areas of oncology and drug development. Its LDTs are utilized by oncologists in the United States to assist in delivering a targeted treatment plan for their patients with advanced breast cancer. For more information visit www.imacholdings.com.

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IMAC Investor Contact:

sgardzina@imacholdings.com